EXHIBIT 99




For immediate release:         Contact:   Brian McGlynn
April 18, 2000                            212-573-2051

PFIZER INC REPORTS FIRST QUARTER NET INCOME GROWTH OF
                        45 PERCENT
AND REPORTED DILUTED EARNINGS PER SHARE GROWTH OF 48 PERCENT
                           ---
Net income and diluted EPS each grew by 33 percent,
                        excluding
     gain from research-related equity investments

NEW YORK, April 18 -- Pfizer Inc today announced first quarter total revenues of $4,315 million, an increase of 10 percent over the first quarter of 1999. Reported net income was $1,180 million, a 45-percent increase. Reported diluted earnings per share (EPS) grew 48 percent to $.31.

Excluding the pre-tax gain recognized during the quarter of $135 million from the sale of research-related equity investments, net income was $1,085 million, up 33 percent, and diluted EPS grew 33 percent to $.28 for the quarter.

The revenue increase reflected extraordinary performances from the company's alliance products, with further contributions from key in-line products. Higher sales volume increased reported revenue by more than 11 percent, with foreign exchange reducing reported revenue by almost 2 percent. Price changes had no material effect.

Worldwide pharmaceuticals revenue grew by 11 percent for the quarter. Excluding the negative effect of foreign exchange (2 percent) and the absence of Trovan sales in 2000 (2 percent), pharmaceutical revenue grew by 15 percent. U.S. pharmaceutical revenue grew by 10 percent (13 percent excluding Trovan) and international pharmaceutical revenue grew by 13 percent (17 percent excluding the impact of foreign exchange). Driving the company's performance is a portfolio of market-leading Pfizer-discovered and alliance products, which continue to exhibit strong prescription growth. Through March, U.S. total prescriptions have grown by 162 percent for Celebrex, 36 percent for Lipitor, 29 percent for Zyrtec, 27 percent for Viagra, 13 percent for Norvasc and 8 percent for Zoloft.

"The first quarter provided a strong start for what we expect will be a very successful and historic year for Pfizer," said William C. Steere, Jr., chairman and chief executive officer. "With the acquisition of Warner-Lambert, we will set a new standard of excellence for our industry, a standard unimagined just a few years ago. Not only will this combination enhance our R&D capabilities, but it will continue to allow us to reinforce our proven expertise in marketing and sales to recognize the full global potential of a broad range of significant product opportunities."

Henry A. McKinnell, Ph.D., president and chief operating officer of Pfizer Inc and president of the Pfizer Pharmaceuticals Group, said, "We have made significant progress in planning and positioning the company for the integration with Warner-Lambert. Joint teams of Pfizer and Warner-Lambert people have been working hard to ensure a smooth and orderly transition.

"Our objective remains to draw on the best practices of both Pfizer and Warner-Lambert to create an organization superior to either alone," Dr. McKinnell continued, "making us not just bigger, but better. Together we are committed to increasing sales, realizing significant cost savings and maximizing the productivity of our $4.7 billion year-2000 combined R&D budget."

David Shedlarz, executive vice president and chief financial officer, said, "We had an excellent first quarter, and the strong underlying demand for our pharmaceutical products shown by prescription trends bodes well for our full-year prospects. We continue to provide strong support for our products, with the modest growth in 'Selling, Informational and Administrative' expenses for the quarter being driven largely by reductions in general and administrative expenses as we begin to position ourselves for our integration with Warner-Lambert.

"We believe our full-year growth prospects remain outstanding, and expect at least a 20-percent increase in EPS for Pfizer on a 'stand alone' basis for the year, excluding the gain on the sale of research-related equity investments, and compound annual EPS growth for the combined companies of at least 25 percent from 2000 to 2002." The latter growth figure includes $1.6 billion of cost savings phased in over the time period, but does not include any increased sales from collaborative activities, the $1.8 billion termination fee paid by Warner-Lambert to American Home Products Corporation, merger-related charges or the gain from the sale of investments cited earlier.

FIRST-QUARTER SEGMENT PERFORMANCE

Pharmaceuticals
Worldwide pharmaceutical revenue of $4,047 million grew 11 percent, with each major region contributing double-digit growth, excluding the impact of foreign exchange. The revenue increase reflected robust growth of alliance revenue from Lipitor, Aricept and Celebrex, and strong performances by Viagra, Norvasc and Zyrtec. U.S. pharmaceutical revenues increased 10 percent to $2,585 million and international pharmaceutical revenues grew 13 percent to $1,462 million.

Worldwide sales of Norvasc, our intrinsic once-a-day calcium channel blocker for the treatment of angina and hypertension, reached $792 million, a 13 percent increase. Norvasc continues to be the largest-selling antihypertensive medicine in the world, and U.S. prescription growth in the quarter was strong at 13 percent. For many physicians, Norvasc is the treatment of choice for hypertension because of its outstanding safety and efficacy profile.

In the first quarter, Zoloft, the company's selective serotonin re-uptake inhibitor (SSRI) for the treatment of depression, obsessive-compulsive disorder, panic disorder and post-traumatic stress disorder, became the most-prescribed branded SSRI in the U.S. Global sales in the quarter decreased by 1 percent to $523 million, with sales in the U.S. not reflecting the strong underlying demand as prescriptions grew by 8 percent.

Zithromax is the most-prescribed brand-name antibiotic in the U.S. Due to a significantly milder flu season in 2000, sales decreased by 5 percent to $419 million. Zithromax was approved in Japan during the quarter.

For Viagra, worldwide sales were $333 million, an increase of 73 percent. As previously noted, U.S. prescriptions increased by 27 percent in the quarter. To date, physicians in the U.S. have written more than 19 million prescriptions for more than 6 million patients. Viagra has been approved in more than 100 countries in the two years since it was first introduced.

Sales of Diflucan, the therapy of choice for a wide range of fungal infections, increased by 1 percent worldwide to $247 million. Diflucan continues to be the largest-selling prescription anti-fungal medicine in the world.

Sales of Zyrtec, an anti-allergy medicine, increased by 20 percent to $151 million, and prescriptions grew by 29 percent. The product provides rapid and long-lasting relief for seasonal and perennial allergies and hives with once-daily dosing in adults and children over the age of two. A formulation of Zyrtec with the decongestant pseudoephedrine was filed with the U.S. Food and Drug Administration during the first quarter.

Alliance revenue totaled $665 million, up by 65 percent, reflecting revenue to Pfizer associated with the co-promotion of Lipitor, Celebrex and Aricept. Lipitor is now receiving approximately 44 percent of U.S. new prescriptions for cholesterol-lowering agents. Celebrex is receiving more than 400,000 total prescriptions weekly in the U.S., where it is the most prescribed brand name arthritis medicine. Aricept is receiving a substantial portion of the new prescriptions for Alzheimer's medicines in the U.S., and first-quarter total prescriptions increased by 25 percent.

Consumer health care product sales, which are recorded as part of the pharmaceutical segment, decreased by 5 percent in the quarter to $140 million as a result of the divestiture in late 1999 of the Bain de Soleil line of products. Excluding the effect of that divestiture, sales increased by 3 percent, driven by the self-medication products Visine, Cortizone, Unisom and Ben-Gay.

Animal Health
Sales of companion-animal products rose by 31 percent, driven by sales of Revolution, a topical medication for protection against heartworm and fleas in dogs and cats, and Rimadyl, an anti-arthritis medication for dogs.

However, sales of the Animal Health Group were down 6 percent to $268 million for the quarter due to a weak livestock market in the U.S. and Europe, as well as by the decision of the European Commission to ban certain antibiotic feed additives, including virginiamycin, in the European Union after June 30, 1999.

Commentary
"Pfizer enters this new century with remarkable momentum," Mr. Steere said. "Our fundamentals are strong, our product line and pipeline are broad and deep, and our field forces are second to none. We have never been stronger, and our prospects have never been brighter. This is an exciting time in our company's history. As we look forward to the closing of our acquisition of Warner-Lambert, we can see a new era for Pfizer, one which will forge an even stronger company than our predecessors envisioned. I have no doubt that our shareholders will be pleased as they see the new Pfizer unfold during the second half of this year."

Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the cautionary statements in Part 1 of our 1999 Form 10-K, which we incorporate by reference.

# # # # #

                    PFIZER INC. AND SUBSIDIARY COMPANIES
                  CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                 (UNAUDITED)


                 (millions of dollars, except per share data)


                                                   First Quarter   % Inc./
                                                    2000    1999   (Dec.)*

                Net sales                          $3,650  $3,524     4
                Alliance revenue                      665     403    65

                Total revenues                      4,315   3,927    10

                Costs and expenses:
                 Cost of sales                        490     546   (10)
                 Selling, informational
                  and administrative exps.          1,663   1,570     6
                 Research and development
                  expenses                            712     655     9
                 Other (income)/deductions--net      (163)      7    **

                Income before provision
                 for taxes on income
                 and minority interests             1,613   1,149    40

                Provision for taxes on
                 income                               432     333    30

                Minority interests                      1       1    53

                Net income                         $1,180  $  815    45

                Basic earnings per
                 common share                      $  .31  $  .22    41

                Diluted earnings per
                 common share                      $  .31  $  .21    48



    *  - Percentages may reflect rounding adjustments.
    ** - Calculation not meaningful.

    1. The above financial statement presents the periods ended April 2, 2000 and April 4, 1999. Subsidiaries operating outside the United States generally are included on the basis of interim quarterly periods ended February 27, 2000 and February 28, 1999.

    2. The financial results for the period ended April 2, 2000 are not necessarily indicative of the results which ultimately might be achieved for the current year.



                                PFIZER INC
                         SEGMENT/PRODUCT REVENUES
                            FIRST QUARTER 2000
                           (millions of dollars)


                                            QUARTER-TO-DATE
                        WORLDWIDE               U.S.           INTERNATIONAL
                                   %                   %                   %
                    2000    1999  Chg    2000   1999  Chg    2000   1999  Chg
    TOTAL
     REVENUES      4,315   3,927   10   2,702  2,463   10   1,613  1,464   10

    PHARMA-
      CEUTICALS    4,047   3,641   11   2,585  2,346   10   1,462  1,295   13

    -CARDIOVASCULAR
     DISEASES      1,182   1,100    7     555    551    1     627    549   14
      NORVASC        792     703   13     354    314   13     438    389   13
      PROCARDIA XL   110     141  (22)    110    141  (22)      0      0   --
      CARDURA        204     194    5      90     95   (5)    114     99   15
      LIPITOR*        54      38   42       0      0   --      54     38   42

    -INFECTIOUS
     DISEASES        850     938   (9)    484    561  (14)    366    377   (3)
      ZITHROMAX      419     441   (5)    327    344   (5)     92     97   (5)
      DIFLUCAN       247     245    1     122    124   (2)    125    121    3
      UNASYN          92      95   (3)     34     37   (8)     58     58   --
      SULPERAZON      42      39    9       0      0   --      42     39    9
      TROVAN          (2)     62   --      (1)    54   --      (1)     8   --

    -CENTRAL NERVOUS
     SYSTEM
     DISORDERS       556     553    1     431    437   (1)    125    116    7
      ZOLOFT         523     527   (1)    428    434   (1)     95     93    2
      ARICEPT*        26      19   38       0      0   --      26     19   38

    -DIABETES         75      76   (1)     67     68   (2)      8      8    8
      GLUCOTROL XL    67      67   --      63     64   (2)      4      3   39

    -ARTHRITIS/
     INFLAMMATION     53      55   (3)      2      2   10      51     53   (3)
      FELDENE         36      45  (20)      2      2   10      34     43  (22)
      CELEBREX*        3       0   --       0      0   --       3      0   --

    -ALLERGY         152     128   19     152    127   20       0      1 (100)
      ZYRTEC/
      REACTINE       151     126   20     151    125   21       0      1 (100)

    -VIAGRA          333     193   73     227    149   53     106     44  140

    -ALLIANCE
     REVENUE
      (Lipitor,
       Aricept and
       Celebrex)     665     403   65     586    360   63      79     43   83

    -CONSUMER
     HEALTH CARE     140     147   (5)     85     91   (7)     55     56   (2)

    ANIMAL HEALTH    268     286   (6)    117    117   --     151    169  (10)


    * - Represents direct sales under license agreements with Warner-Lambert Company (Lipitor), Eisai Co., Ltd. (Aricept) and Pharmacia Corporation (Celebrex).

    Certain amounts and percentages may reflect rounding adjustments.

    Certain prior year data have been reclassified to conform to the current year presentation.



                            PFIZER INC
                   SUPPLEMENTAL INFORMATION

SHARES OUTSTANDING AND
REPORTED EPS INFORMATION:                 1Q00        1Q99
Shares Outstanding (millions) -
Basic EPS                              3,764.6     3,782.5*
Basic EPS                                 $.31        $.22*
Basic EPS Excluding the
 Gain on Sale of Certain
 Equity Investments                       $.29       $.22*

Shares Outstanding (millions) -
Diluted EPS                            3,859.6    3,932.4*
Diluted EPS                               $.31       $.21*
Diluted EPS Excluding the Gain
 on Sale of Certain Equity Investments    $.28       $.21*

*Adjusted for Three-for-One
Stock Split Effective June 30, 1999

QUESTIONS:

Q1)	What accounted for Pfizer's revenue growth in the first
quarter?

A1)	Pfizer's revenue increase reflected extraordinary
performances from the company's alliance products, with further contributions from key in-line products. Worldwide pharmaceutical revenues grew 11 percent. Excluding the negative effect of foreign exchange (2%) and the absence of Trovan sales in 2000 (2%), pharmaceutical revenue grew by 15%. Use of Trovan was curtailed last year following reports of unforeseen rare side effects. U.S. pharmaceutical revenue grew by 10% (13% excluding Trovan) and international pharmaceutical revenue grew by 13% (17% excluding the impact of foreign exchange). Driving the company's performance is a portfolio of market-leading Pfizer-discovered and alliance products, which continue to exhibit strong prescription growth. Through March, U.S. total prescriptions have grown by 162% for Celebrex, 36% for Lipitor, 29% for Zyrtec, 27% for Viagra, 13% for Norvasc, and 8% for Zoloft. The most recent twelve-month audit data of Pfizer's worldwide pharmaceutical sales indicate that it grew at more than twice the rate of the industry as a whole. Pfizer's pharmaceutical sales growth rate exceeded that of the industry average in every major region of the world. These data reflect actual sales of Pfizer products and third-party sales of co-promoted products reflecting our relative promotional effort.

Q2)	What was the first quarter impact from volume, price, and
foreign exchange on Pfizer's revenues?

A2)	Total Revenue Growth:       9.9%
        Volume                 11.4%
        Price                   0.1%
        Foreign Exchange       (1.6%)


Q3)	How did foreign exchange fluctuations affect Pfizer's first
quarter results?

A3)	Changes in foreign exchange rates decreased revenues in the
first quarter by $64 million, or 1.6%. The year-over-year decline in the value of certain European and Latin American currencies, relative to the U.S. dollar, was offset in part by the relative strengthening of the Japanese yen.

Q4)	What was the reason for the continued strong sales growth of
Norvasc?

A4)	Sales of Norvasc, the world's largest-selling medicine for
hypertension and angina, grew 13% in the quarter to $792 million. Since its introduction in 1990, Norvasc has had more than 12 billion patient days of therapy worldwide. Its success has been driven by its outstanding efficacy, once-daily dosing, consistent 24-hour control of hypertension and angina, and excellent safety and tolerability. It is the only drug in its class that can be safely used to treat angina and hypertension in patients who also have congestive heart failure.

Norvasc has been studied in several hundred clinical trials worldwide. For example, in the PREVENT clinical trial, a three-year study involving 825 patients with coronary artery disease, patients receiving Norvasc experienced significantly fewer cardiovascular procedures or events, such as angioplasties and hospitalizations for severe angina, compared to those receiving placebo. Pfizer is currently undertaking a two-year, 3,000-patient study, CAMELOT, comparing Norvasc with the ACE inhibitor enalapril and placebo in the reduction of cardiovascular events and the progression of atherosclerosis in patients with coronary artery disease. Norvasc is also being studied in the largest trial ever undertaken in hypertension, the five-year, 43,000-patient ALLHAT trial begun in 1994 under the auspices of the National Heart, Lung, and Blood Institute. The five-year, 18,000-patient ASCOT clinical trial will test whether Norvasc and other newer antihypertensive therapies can show reduced rates of heart attacks compared with older therapies. ASCOT will also examine whether combination of the lipid-lowering agent Lipitor with Norvasc reduces the rates of heart attacks. The recently published results from the CAPARES trial concluded that significantly fewer major adverse clinical events occurred in patients who underwent an angioplasty if Norvasc therapy was started before the procedure and continued for the four-month duration of the study.

Q5)	What factors contributed to Cardura's growth in the quarter?

A5)	Sales of Cardura grew 5% in the quarter to $204 million.
The change in sales growth relative to the prior year did not reflect the strong underlying demand exhibited during the first quarter, as U.S. total prescriptions grew by 9%, while U.S. sales declined by 5%. Cardura is an alpha blocker offering clinicians and patients a unique, cost-effective option for treating hypertension and benign prostatic hyperplasia (BPH). Studies have found that more than 40% of men diagnosed with BPH also have hypertension. Cardura can be used to treat patients with BPH who also have hyperlipidemia, insulin resistance, and diabetes. Cardura patients in the PREDICT trial, a one-year, 1,089-patient study, experienced significantly better relief of BPH symptoms than patients on finasteride. An extended-release formulation, Cardura XL, has been launched in some European countries.

Q6)	How did Zithromax perform during the quarter?

A6)	Zithromax sales declined 5% to $419 million in the quarter.
Sales growth was tempered by an early end to the flu season relative to the first quarter of 1999. Zithromax is the most-prescribed brand-name oral antibiotic in the U.S. and a leading brand in international markets. The product's success results from the recognition by physicians of its broad efficacy, compliance advantages, favorable side-effect profile, and a good-tasting liquid formulation for children.
Zithromax treats most respiratory infections in adults and children with once-daily dosing for just three to five days.
It is also used for skin infections in adults, middle ear infections and strep pharyngitis in children, and a broad range of other illnesses.

Product enhancements approved by the FDA in recent years, including treatment of the atypical pathogens Chlamydia pneumoniae and Mycoplasma pneumoniae, an intravenous dosage form, an oral tablet dosage form that allows the product to be taken with food, and an indication for prevention of Mycobacterium avium complex (MAC), a common infection in AIDS patients, have further increased physician acceptance and patient compliance. A new indication for treatment of MAC was filed with the FDA in the first quarter. Zithromax was approved in Japan in the first quarter, and Pfizer anticipates a launch in Japan around mid-year 2000.

The 3,500-patient WIZARD study is testing whether 600 mg of Zithromax taken once weekly reduces cardiac events in post-heart-attack patients with atherosclerosis who are positive for previous Chlamydia presence.

Q7)	How did Zoloft perform during the quarter?

A7)	Worldwide sales of Zoloft, the company's selective serotonin re-uptake inhibitor (SSRI) for the treatment of depression, obsessive-compulsive disorder (in adults and children), and panic disorder, and the first and only treatment for post-traumatic stress disorder, decreased by 1% to $523 million in the quarter. The change in sales growth relative to the prior year did not reflect the strong underlying demand exhibited during the first quarter, as U.S. total prescriptions grew by 8%, while U.S. sales declined by 1%.
SSRI's are widely accepted for their efficacy and their favorable safety profiles compared to older anti-depressants. A supplemental filing for an oral liquid dosage form of Zoloft, which provides more convenient dosing in children or in patients who have difficulty swallowing pills, was approved by the FDA in December 1999.

Q8)	How did Diflucan perform during the quarter?

A8)	Sales of Diflucan increased 1% to $247 million in the first
quarter. This continued growth after 12 years on the market reflects the unique properties of Diflucan and the growing medical need that it continues to fulfill. It treats systemic fungal infections, often present in critically ill
AIDS, cancer, transplant, and other immuno-compromised patients. Such infections are difficult to diagnose and, if not treated early, can result in high mortality. Diflucan is also effective as an oral treatment for vaginal candidiasis and other non-life-threatening infections.

Q9)	What factors drove Zyrtec's growth in the quarter?

A9)	Sales of Zyrtec, a leading prescription antihistamine in the
U.S., grew 20% to $151 million in the quarter. The change in sales growth relative to the prior year did not reflect the strong underlying demand exhibited during the first quarter, as U.S. total prescriptions grew by 29%, while U.S.
sales increased by 21%. The product provides strong, rapid, and long-lasting relief for seasonal and perennial allergies and hives with once-daily dosing. In two clinical studies conducted in an artificially controlled pollen environment, Zyrtec began working in about one hour, compared to about three hours for Claritin. In a survey of 623 allergy sufferers, 93% wanted fast relief most. Zyrtec is the only prescription antihistamine approved for children as young as two years old. Zyrtec syrup is the most-prescribed antihistamine syrup in the U.S. A formulation with the decongestant pseudoephedrine was filed with the FDA during the first quarter.


Q10)	How have sales of Lipitor progressed?

A10)	Pfizer and the Parke-Davis Division of Warner-Lambert
Company, which discovered and developed Lipitor
(atorvastatin calcium) as an adjunct to diet to reduce elevated lipid levels in patients with high cholesterol, are continuing to achieve outstanding success in their joint marketing of the product in most major world markets. It is the most-prescribed cholesterol-lowering product in the U.S. and received more than 44% of U.S. new prescriptions for all cholesterol-lowering agents for the month of March. Introductions in other world markets have also been strong. In the U.S. and certain other countries, the product is being co-promoted by Pfizer and Warner-Lambert, with Warner-Lambert recording sales and Pfizer recording a portion of revenue in Alliance Revenue. In certain other countries, Pfizer records sales of the product as Net Sales.

Q11)	How has Aricept performed?

A11)	Aricept, used for the symptomatic treatment of Alzheimer's
disease, achieved total worldwide sales in the quarter of $193 million, an increase of 41% over the comparable quarter of 1999. In the U.S., U.K., France, Germany, and Japan, the product is being co-promoted by Pfizer and Eisai Co., Ltd., the company that discovered and developed the compound, with Eisai recording sales and Pfizer recording a portion of profit in Alliance Revenue. In certain other countries, Pfizer records sales of the product as Net Sales.

	Approximately 10% of people over 65 suffer from Alzheimer's disease, including 4 million Americans. Aricept has been taken by more than a million patients with mild-to-moderate
Alzheimer's disease to enhance or maintain cognition by preserving levels of a neurotransmitter in the brain.
Together with our partner Eisai, we recently concluded two landmark one-year studies that demonstrate Aricept's benefit in maintaining patient cognition and function. It is also the subject of a three-year, 720-patient study designed to investigate whether Aricept, vitamin E, or placebo can delay the conversion of patients with mild cognitive impairment to Alzheimer's disease.

Q12)	What factors account for Viagra's growth in the quarter?

A12)	Viagra's worldwide sales grew 73% to $333 million in the
first quarter. Physicians have written more than 19 million prescriptions for Viagra for more than 6 million patients in the U.S. alone, including more than one million patients on anti-hypertensive medication. More than 250 million tablets have been distributed worldwide. Viagra has been approved by more than 100 countries in the two years it has been on the market.

Viagra allows many men with erectile dysfunction to achieve erections in response to sexual stimulation. It showed improvement in up to 82% of men taking it, is effective in a broad range of patients, and offers the convenience of a pill. Ninety-three percent of the 401 patients who participated in a Viagra study remained satisfied with the drug after two years.

Q13)	How is Celebrex performing?

A13)	Pfizer and Searle, the company that discovered and developed
Celebrex and that is now a part of Pharmacia Corporation, co-promote this product for relief of the pain and inflammation of osteoarthritis (OA) and adult rheumatoid arthritis (RA) in most major world markets. Celebrex is receiving over 400,000 weekly total U.S. prescriptions and is the #1 prescribed arthritis brand in the U.S. In the countries where Pfizer and Searle co-promote Celebrex, Pharmacia records sales and Pfizer records a portion of revenue in Alliance Revenue. In certain other countries, Pfizer records sales of the product as Net Sales. The product has received mutual recognition approval in Europe, with launches in major European markets expected later in the year.

Celebrex was tested in more than 50 clinical trials that involved more than 13,000 patients and healthy volunteers in 23 countries. In these trials, Celebrex was shown to be as effective as the maximum recommended dose of the prescription-strength nonsteroidal anti-inflammatory drug (NSAID) naproxen in treating arthritis pain and inflammation. Celebrex is believed to work primarily by inhibiting an enzyme called cyclo-oxygenase-2 (COX-2), which plays a role in causing arthritis pain and inflammation, and at therapeutic doses does not inhibit cyclo-oxygenase-1 (COX-1), which helps regulate normal cell function in the stomach and blood. NSAID's in general inhibit both COX enzymes, so they treat arthritis pain and inflammation but may damage the stomach lining, potentially leading to ulcers in some patients. There are approximately 40 million Americans with arthritis.

In a long-term outcomes study of 5,800 OA patients and 2,200 RA patients, patients taking four times the recommended OA and twice the recommended RA dose of Celebrex experienced fewer symptomatic gastrointestinal ulcers and ulcer complications than patients taking ibuprofen and diclofenac, a difference that was statistically significant. Celebrex showed no increase in thromboembolic or other cardiovascular-related events, even among non-aspirin users. Celebrex also was associated with a significantly lower incidence of blood loss than ibuprofen or diclofenac, an event that can often signal serious hidden damage throughout the GI tract.

In December 1999, Celebrex was approved as an oral adjunct to usual care (e.g., endoscopic surveillance and surgery) for patients with familial adenomatous polyposis (FAP), a rare and devastating hereditary disease that, left untreated, almost always leads to colorectal cancer. Celebrex is the first pharmacologic agent to be indicated to reduce the number of adenomatous colorectal polyps in patients with FAP.

Q14)	How does Pfizer view the patent litigation filed by the
University of Rochester regarding Celebrex?

A14)	There are substantial questions as to the validity of the
patent in view of the very substantial amount of research that has been conducted in this area, including pioneering work by Searle (now a part of Pharmacia Corporation).
Moreover, there are substantial questions as to whether the broad claims issued are appropriate in view of the specific disclosures of the patent. The patent has only issued in the U.S. at this time.

Q15)	What is the status of Tikosyn?

A15)	In the first quarter, Pfizer introduced in the U.S. its new
anti-arrhythmic agent Tikosyn, which is indicated for the conversion to, and maintenance of, normal sinus rhythm in highly symptomatic patients with atrial fibrillation
(AF)/atrial flutter of greater than one week duration.
Tikosyn is now available in the U.S. to prescribers and hospitals that have participated in an educational program on treatment initiation and dosing. Like other anti-arrhythmic drugs, Tikosyn can cause pro-arrhythmias, called torsades de pointes, that can be life-threatening. In clinical trials, the incidence of induced arrhythmias was reduced significantly by in-hospital initiation and adherence to a specified dosing algorithm. The incidence of pro-arrhythmias in Tikosyn's indication was 0.8% across all doses.

Discovered and developed by Pfizer, Tikosyn is a selective potassium channel blocker and is the first new oral anti-arrhythmic for persistent AF to be approved in the U.S. in the last 10 years. AF is the most common form of cardiac arrhythmia. It is also growing due to the aging population. Patients with AF suffer from rapid and irregular heartbeats in the upper chambers of the heart. Many experience debilitating symptoms that include chest pain, shortness of breath, fatigue, and anxiety.

Q16)	What is the regulatory status of Relpax?

A16)	In October 1999, Pfizer received an approvable letter from
the FDA for Relpax, an oral 5-HT 1d agonist for migraine.
Pfizer and the FDA are in labeling discussions. Clinical data show that within an hour of taking an oral dose of Relpax, up to 40% of patients with moderate or severe migraine experience significant or complete headache relief, and up to 70% of patients experience relief within two hours. The Relpax clinical program consisted of seven controlled clinical trials, three of which compared Relpax to the market leader, Imitrex. Migraine is one of the most common medical problems, experienced by 18% of women and 6% of men. In spite of the incapacitating nature of migraines-symptoms of which include severe headache pain, nausea, and sensitivity to light or sound-the vast majority of sufferers have never been diagnosed or treated with prescription medication.

Q17)	What is the status of the development of Zeldox?

A17)	During the quarter, Pfizer refiled with the FDA the New Drug
Application for the anti-psychotic Zeldox, including new data requested by the agency. Following consultation with the FDA, after it issued a non-approvable letter for Zeldox in 1998, we undertook a specially designed clinical trial to more fully characterize the modest electrocardiogram (ECG) changes seen with Zeldox and other antipsychotic drugs.
Data from this trial and the underlying clinical development program demonstrate the absence of a significant risk associated with the ECG changes seen with Zeldox. FDA advisory committee review is expected on the compound later in the year. Zeldox is effective in treating a broad spectrum of symptoms of schizophrenia. In testing to assess the cardiovascular risk profile of the drug, Pfizer found that Zeldox has a favorable effect on blood lipids and causes little or no weight gain. Schizophrenia is a psychotic disorder that affects approximately 1-2% of the world's population. It is characterized by symptoms such as hallucinations, delusions, social withdrawal, and cognitive impairment. Pfizer has also developed a unique intramuscular form of Zeldox that has been shown to be effective in the management of acute agitation in patients with psychosis.


Q18)	How did Pfizer's Consumer Health Care products perform in
the quarter?

A18)	Consumer Health Care product sales, which are recorded as
part of the pharmaceutical segment, decreased 5% in the quarter to $140 million as a result of the divestiture of the Bain de Soleil line of products in late 1999. Excluding the effect of that divestiture, sales increased by 3%, driven by the self-medication products Visine, Cortizone, Unisom, and Ben-Gay.

Q19)	How did the Animal Health Group perform during the quarter?

A19)	Sales of the Animal Health Group decreased by 6% to $268
million for the quarter. Exceptional sales growth of 31% in companion-animal products, led by Revolution and Rimadyl, was more than offset by continuing weakness in the livestock market in the U.S. and Europe. Sales of virginiamycin, an antibiotic for poultry, cattle, and swine, were adversely affected by the decision of the European Commission to ban certain antibiotic feed additives, including virginiamycin, in the European Union after June 30, 1999. Revolution
(launched in Europe under the tradename Stronghold) is a once-a-month, simple-to-administer topical liquid that protects dogs and cats against internal and external parasites, including heartworm and fleas.

Q20)	What happened in cost of sales in the quarter?

A20)	Cost of sales in the quarter decreased 10%, while net sales
grew 4%, mainly due to product and business mix, improvements in manufacturing efficiency, and the impact of foreign exchange.

Q21)	What factors accounted for the 6% increase in selling,
informational, and administrative (SI&A) expenses in the quarter?

A21)	During the quarter, we continued to provide strong support
for our products. On the other hand, the modest growth in SI&A expenses was attributable mainly to reductions in general and administrative expenses as we begin to position ourselves for our integration with Warner-Lambert.

Q22)	What factors led to the 9% increase in research and
development expenditures in the quarter?

A22)	Pfizer spent $712 million in research and development in the quarter, advancing many promising drug candidates in various stages of discovery and development. Advanced-stage clinical studies are continuing for Vfend (voriconazole), a new antifungal; valdecoxib, a second-generation COX-2 inhibitor for osteoarthritis, rheumatoid arthritis, and pain under co-development with Pharmacia; an inhalable form of insulin under co-development with Aventis Pharma and Inhale
Therapeutic Systems; darifenacin, a muscarinic antagonist for overactive bladder; lasofoxifene, a selective estrogen receptor modulator being initially developed to prevent and treat osteoporosis; CP-424,391, a growth hormone secretagogue for frailty; CP-101,606, an NMDA receptor antagonist for head trauma; UK-279,276, or neutrophil inhibitory factor, for stroke; CP-368,296, a glycogen phosphorylase inhibitor for diabetes, and other compounds.
Pfizer will continue its strong commitment to R&D in 2000, with projected spending of $3.2 billion on a stand-alone basis, or $4.7 billion when combined with Warner-Lambert.

Q23)	What efforts is Pfizer making to develop possible new dosage forms and indications for its currently marketed products?

A23)	Pfizer is conducting many large clinical trials that seek
possible new indications or dosage forms for the currently marketed products Lipitor, Zithromax, Zoloft, Norvasc,
Aricept, Celebrex, and Viagra. For example, Pfizer and the Parke-Davis Division of Warner-Lambert Company are conducting a broad cardiovascular-care clinical program for Lipitor. Well over 100 Lipitor clinical trials are in progress or being planned. MIRACL is a four-month study of Lipitor in patients with acute coronary syndromes. ASPEN will evaluate the effect of Lipitor on cardiovascular endpoints in non-insulin dependent diabetes. ASCOT is evaluating the effectiveness of Lipitor in reducing cardiovascular risks in hypertensive patients with average cholesterol levels. The TNT (Treating to New Targets) trial is a five-year study with more than 10,000 patients at 250 sites to determine whether there are further benefits to using higher doses of Lipitor to lower LDL cholesterol levels down to around 75 mg/dl, compared to current treatment target levels of 100 mg/dl. The IDEAL trial is investigating whether additional lives can be saved by aggressively lowering patients' LDL cholesterol. Each of these trials is designed to test the benefit on clinical outcomes of the cholesterol-lowering action of Lipitor.

	New dosage forms and indications under development include, among others, an atherosclerosis indication and a three-day treatment regimen for Zithromax; pediatric depression, pediatric post-traumatic stress disorder, and social phobia indications for Zoloft; long-term panic, long-term pediatric and adult obsessive-compulsive disorder, long-term post-traumatic stress disorder, and long-term depression labeling enhancements for Zoloft; pediatric indications for Norvasc;
an oral liquid dosage form of Aricept; sporadic adenomatous polyposis and pain indications for Celebrex; and a female sexual dysfunction indication for Viagra.

Q24)	What caused the changes in other (income)/deductions-net in
the first quarter?

A24)	Other (income)/deductions-net in the first quarter amounted
to income of $163 million in 2000 and expense of $7 million in 1999. The first quarter 2000 amount includes a gain on the sale of research-related equity investments of $135 million before tax and increased net interest income.

Q25)	What is Pfizer's projected effective tax rate for the full
year?

A25)	Pfizer's projected full-year effective tax rate is 26.8%.
Excluding the gain on the sale of research-related equity investments, which was taxed at a higher rate, the company's projected full-year effective tax rate would be 26.5%.
These rates were lower than the 29.0% rate in the first quarter of 1999 primarily due to certain tax planning initiatives.

Q26)	What is the status of Pfizer's share-purchase program?

A26)	In September 1998, Pfizer's board of directors approved a
share-purchase program with authorization to purchase up to $5 billion of the company's stock during the next two years.
To date, approximately 80.4 million shares (on a post-split basis) have been purchased at a total cost of about $3.0 billion under the current authorization.

Q27)	How does Pfizer view prospects for its financial performance for 2000 and the next few years?

A27)	We had an excellent first quarter, and the strong underlying demand for our pharmaceutical products shown by prescription trends bodes well for our full-year prospects. We believe our full-year growth prospects remain outstanding, and expect at least a 20% increase in EPS for Pfizer on a stand-alone basis for the year, excluding the gain on the sale of research-related equity investments in the first quarter.
We continue to expect that the company formed by combining
Pfizer and Warner-Lambert will have (excluding any impact of anticipated restructuring charges and transaction fees of $1.7 billion to $2.2 billion) compound annual earnings growth of 25% through 2002. This growth rate includes $1.6 billion of cost savings phased in over this time period, but does not include any increased sales from collaborative activities or the $1.8 billion termination fee paid by Warner-Lambert to American Home Products Corporation. While we previously stated that we expected $200 million of cost savings to be achieved by year-end 2000, $1 billion by year-end 2001, and $1.6 billion by year-end 2002, our confidence is growing that these cumulative cost savings may be more front-end-loaded than originally anticipated. Of course, actual results may differ from these expectations. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. These forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in this document and in the cautionary statements in Part I of our 1999 Form 10K and in our periodic reports on Form 10-Q and Form 8-K, which we incorporate by reference.

Q28)	What is the status of the merger with Warner-Lambert?

A28)	Since the agreement to merge with Warner-Lambert was
announced on February 7, we have made significant progress in planning the integration of the two companies. Joint teams of Pfizer and Warner-Lambert people have been working hard to ensure a smooth and orderly transition. Our objective remains to draw on the best practices of both Pfizer and Warner-Lambert to create an organization superior to either alone. The Securities and Exchange Commission approved the S-4 filing on the merger, which included the use of pooling of interests accounting for the transaction. In a shareholder meeting on April 27, Pfizer shareholders will be asked to approve issuance of additional Pfizer common stock and to approve an increase in the maximum size of the board of directors from 18 to 24. At a shareholder meeting on May 12, Warner-Lambert shareholders will be asked to approve adoption of the merger agreement and the merger. Regulatory reviews are advancing with the Federal Trade Commission in the United States and with the European Commission. Assuming that these steps are completed successfully, we are hopeful that the merger can close by the end of May.